FIFTH Amendment

To

Shareholders’ Agreement

February 5, 2013

WHEREAS, Macquarie Terminal Holdings LLC, a Delaware limited liability company (“MTH”), IMTT Holdings, Inc., a Delaware corporation (f/k/a/ Loving Enterprises, Inc.) (the “Company”), the Current Beneficial Shareholders (James J. Coleman, Jr., Thomas B. Coleman, Peter D. Coleman and Dian C. Winingder), and the Voting Trust for IMTT Holdings, Inc. (f/n/a the Voting Trust for Loving Enterprises, Inc.) (the “Voting Trust”), are parties to a Shareholders’ Agreement, dated as of April 14, 2006, as amended by Letter Agreements dated as of November 1, 2006, January 23, 2007, June 20, 2007, and July 30, 2007 (collectively, the “Shareholders’ Agreement”); and

WHEREAS, MTH, the Voting Trust and the Company have engaged in an arbitration proceeding to resolve certain disputes related to the payment of dividends for five fiscal quarters under the Shareholders’ Agreement, which proceeding resulted in an award on March 29, 2012 (the “Arbitration Award”) that was confirmed by the Delaware Chancery Court on or about May 31, 2012 (Case number N12J-02802); and

WHEREAS, the parties have engaged in good faith negotiations to arrive at an agreement that will minimize the risk of future disputes or Board deadlocks with respect to the calculation and payment of dividends and the need for any reserve for unforeseen or contingent costs; and

WHEREAS, as a result of those negotiations, and without admitting or denying that the MTH’s or the Voting Trust’s interpretation of the Shareholders’ Agreement and Arbitration Award are correct, MTH, the Voting Trust, the Current Beneficial Shareholders and the Company desire to enter into this Fifth Amendment to the Shareholders’ Agreement (the “Amendment”) to minimize the risk of future disputes regarding the calculation and payment of dividends under the Shareholders’ Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements herein made, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows, effective as of the date first set forth above:

1.	Section 4(a) of the Shareholders’ Agreement is hereby deleted in its entirety and replaced with the following:

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“(a)   With respect to Fiscal Quarters ending September 30, 2012 and for all Fiscal Quarters through (and including) the Fiscal Quarter ending March 31, 2016, the Shareholders shall cause the Members of the Board appointed by them to, and the Company shall, declare and pay to the Shareholders a dividend with respect to each Fiscal Quarter within 30 days of the end of each such Fiscal Quarter, so long as (i) such dividend is not prohibited by the terms of the financing agreements of the Company or by applicable law; and (ii) following the payment of such dividend, the Company retains cash, cash equivalents and/or committed and unutilized credit facilities in the amount of $185 million as of the end of the applicable Fiscal Quarter. The amount of the dividend shall be equal to the sum of Cash Flows from Operating Activities and Cash Flows from Investing Activities (both as determined in accordance with GAAP) of the Company for the respective Fiscal Quarter, less the amount of Capital Expenditure spent solely in respect of maintenance and environmental remediation issues by the Company for the respective Fiscal Quarter, it being agreed between the Parties, for the purpose of clarification, that in no case should Capital Expenditures be included in the calculation of Cash Flows from Investing Activities.”

2.	Section 5(a) of the Shareholders’ Agreement is amended by deleting the entire parenthetical beginning with the words “(except to the extent that (i) such dividend” and ending with the words “provided to Investor on February 24, 2006)” and replacing it with the following:

“(so long as (i) such dividend is not prohibited by the terms of the financing agreements of the Company or by applicable law; and (ii) following the payment of such Additional Dividend, the Company retains cash, cash equivalents and/or committed and unutilized credit facilities in the amount of $185 million as of the end of the applicable Fiscal Quarter).”

3.	Sections 12 and 13 of the Shareholders’ Agreement are hereby amended by adding new sentences to the end of Sections 12(a) and 13(b) as follows:

“Notwithstanding any other provisions of the Shareholders’ Agreement, including any other provisions of Section 12 or Section 13, if any dispute or Deadlock arises relating to the payment of a dividend, in lieu of submitting the dispute or Deadlock for resolution by arbitration, the parties hereto each agree that MTH and the Voting Trust shall have the right, only after the 30th day after written notice of such dispute in accordance with Section 12(a) or the declaration of such Deadlock in accordance with Section 13(a), to commence a proceeding in the Delaware Court of Chancery to resolve any such dispute or Deadlock concerning the obligation to pay dividends in accordance with Sections 4 or 5. The preceding sentence shall not be construed to limit or preclude MTH or the Voting Trust from pursuing any other remedy available to them, in law, in equity, or under Sections 12 and 13 herein.”

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4.	Notwithstanding anything in this Amendment to the contrary, this Amendment (other than the provisions of this paragraph 4) shall terminate, and be of no further force and effect, on April 1, 2016. Upon such termination, the provisions of the Shareholders’ Agreement that were effective immediately prior to the effectiveness of this Amendment shall be reinstated in their entirety and shall be effective and binding on the parties hereto from and after such termination. The termination of this Amendment shall not relieve any party from liability for any breach or violation of this Amendment prior to such termination.

5.	Except as expressly set forth herein, the Shareholders’ Agreement remains in full force and effect in accordance with its terms and nothing contained in this Amendment, other than the amendments set forth in Sections 1, 2, 3 and 4 above, shall be deemed to be an amendment, waiver, modification or other change to any term, condition or provision of the Shareholders’ Agreement (or a consent to any such amendment, waiver, modification or other change).

6.	This Amendment may be executed and delivered (including by e-mail or facsimile transmission) in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. For the avoidance of doubt, the recitals set forth in the preamble to this Amendment shall be given no effect in the construction or interpretation of this Amendment or any other provision of the Shareholders’ Agreement.

7.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and effective as of the date first written above.

IMTT HOLDINGS INC.

By:	/s/ Thomas B. Coleman
Name:	Thomas B. Coleman
Title:	Chief Executive Officer

MACQUARIE TERMINAL HOLDINGS LLC

By: Macquarie Infrastructure Company Inc.

By:	/s/ James Hooke
Name:	James Hooke
Title:	Authorized Person

THE VOTING TRUST OF IMTT HOLDINGS, INC., on
behalf of itself and the Current Beneficial Shareholders

By:	/s/ Thomas B. Coleman
Names:	Thomas B. Coleman
Title:	Trustee

By:	/s/ James J. Coleman
Names:	James J. Coleman
Title:	Trustee

By:	/s/ James O. Coleman
Names:	James O. Coleman
Title:	Trustee

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